Exhibit 99.1

Personalis Reports Second Quarter 2025 Financial Results

Strong Q2 Clinical Momentum with 59% Sequential Growth in Test Volume

FREMONT, Calif. – August 5, 2025 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the second quarter ended June 30, 2025, and recent accomplishments of its “Win-in-MRD” strategy:

Second Quarter 2025 and Recent Business Highlights

•

Clinical Adoption Acceleration: Delivered 3,478 clinical tests in the second quarter, a 59% sequential increase over Q1 2025, demonstrating accelerating physician adoption of the NeXT Personal® platform

•

Commercial Partnership Expansion: Broadened the strategic collaboration with Tempus AI, Inc. (Tempus) to add colorectal cancer, a major new indication, to the exclusive commercialization agreement, positioning Personalis to win in this attractive market

•

World-Class Clinical Evidence Generation: Presented pivotal data at the 2025 ASCO Annual Meeting, including results from the PREDICT and SCANDARE studies showing NeXT Personal’s ability to predict therapy response in breast cancer. Notably, nearly half of all positive detections were found in the ultra-sensitive range

•

Clinical Utility Demonstration: Additional data presented at ASCO from the Phase 3 CALLA trial in partnership with AstraZeneca showed NeXT Personal detected cervical cancer progression up to 16 months earlier than standard imaging

“The results of our “Win-in-MRD” strategy are clear, with an impressive 59% sequential growth in our clinical test volume,” said Chris Hall, Chief Executive Officer and President of Personalis. “This powerful adoption trend is fueled by a continuous flow of compelling clinical data, like our recent landmark ASCO presentations, which prove the unique value of our ultra-sensitive MRD platform in guiding patient care. Steady recognition and growth in the use of our platform continues to support our strategy as we navigate the temporary headwinds in the biopharma sector which have affected our current results. Our fundamental growth engine is accelerating, keeping us firmly on track to achieve our most critical strategic objectives for 2025, including securing Medicare coverage for two indications.”

Second Quarter 2025 Financial Results Compared with 2024

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Revenue of $17.2 million for the second quarter of 2025 compared with $22.6 million, a decrease of 24%, primarily due to the expected decline of $5.6 million in revenue from Natera, and a decrease in revenue from pharma tests and services, and other customers of $2.1 million, partially offset by an increase in population sequencing revenue of $2.0 million

•	Pharma tests and services, and other customers of $11.1 million for the second quarter of 2025 compared with $13.2 million, a decrease of 16%

•	Population sequencing of $3.3 million for the second quarter of 2025 compared with $1.3 million, an increase of 158%

•	Gross margin of 27.6% for the second quarter of 2025 compared with 35.6%, a decrease of 8.0% primarily due to lower revenue volume, customer mix, and increased unreimbursed clinical test costs

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Net loss of $20.1 million, and net loss per share of $0.23 based on a weighted-average basic and diluted share count of 88.5 million in the second quarter 2025, compared with a net loss of $12.8 million, and net loss per share of $0.24 based on a weighted-average basic and diluted share count of 52.4 million

•	Cash, cash equivalents, and short-term investments of $173.2 million as of June 30, 2025; cash usage of $13.2 million from operations and capital equipment additions in the second quarter of 2025

Third Quarter and Full Year 2025 Outlook

Personalis expects the following for the third quarter of 2025:

•	Total company revenue to be in the range of $12.0 to $14.0 million

•	Revenue from pharma tests and services, and all other customers to be in the range of $11.0 to $13.0 million

•	Revenue from population sequencing and enterprise sales of approximately $1.0 million

Personalis now expects the following for the full year of 2025 (updated guidance):

•	Total company revenue in the range of $70 to $80 million (reduced from $80 to $90 million)

•

Revenue from pharma tests and services, and all other customers in the range of $52 to $58 million (reduced from $62 to $64 million); the lower range is due to variability with biopharma projects and timing of sample receipts

•	Revenue from population sequencing and enterprise sales in the range of $15 to $16 million

•	Revenue from clinical tests reimbursed in the range of $3 to $6 million (narrowed range from $3 to $10 million)

•	Gross margin in the range of 22% to 24%, which is lower than the 32% gross margin for the full year of 2024 as we invest to drive clinical use of NeXT Personal ahead of reimbursement

•	Net loss of approximately $85 million (increased from $83 million)

•

Cash usage of approximately $75 million, which is an increase from the $47 million used in the full year of 2024 primarily due to investments in the next phase of our “Win-in-MRD” strategy, including growing test volume, expanding clinical evidence generation, and investing in commercial capabilities to drive growth

Webcast and Conference Call Information

Personalis will host a conference call to discuss the second quarter financial results, as well as plans for 2025, after market close on Tuesday, August 5, 2025, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 877-451-6152 for domestic callers or 201-389-0879 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will,” “position” or similar expressions. These statements include statements relating to: Personalis’ achievement of its most critical strategic objectives for 2025, including receipt of Medicare reimbursement coverage for two indications, and Personalis’ third quarter and full year 2025 financial guidance. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from ModernaTX, Inc., Merck Sharp & Dohme LLC and Natera, Inc.; our revenue guidance assumes the receipt of a task order from the U.S. Department of Veterans Affairs’ Million Veteran Program in September in line with previous years, but there is no assurance that we will receive such a task order on the timeframe or in the amount we expect, or at all; the timing of tissue, blood, and other specimen sample receipts from customers, including from our biopharma customers for their clinical trials, which materially impacts revenue quarter-over-quarter and year-over-year; the success of Personalis’ clinical sales team’s and Tempus’ sales and marketing efforts; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform, including the NeXT Personal MRD assay remaining unique in its ability to detect traces of cancer in the ultra-sensitive range; future clinical data differing from the clinical data previously presented or expected results; the rate of adoption and use of the NeXT platform, including maintaining the accelerated physician adoption rates experienced in the second quarter of 2025; building our clinical laboratory business is subject to a number of reimbursement challenges and we may not be able to establish the medical necessity of our tests for coverage or reimbursement rates that cover our costs on the timelines expected, or at all; if we do not secure Medicare reimbursement coverage for two indications this year or if the reimbursement coverage occurs later in the year than expected, we will not or may not, respectively, be able to achieve our revenue guidance from clinical tests, in which case our ability to achieve our overall revenue guidance would also be negatively impacted; the impact of competition and macroeconomic factors on our business; the partnering and/or collaboration arrangements that we have entered into or may enter into in the future may not be successful, or may terminate, which could adversely impact our business or affect our ability to develop and commercialize our services and products; having a limited number of suppliers; and customer concentration. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 27, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, being filed with the SEC later today. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

415-202-5678

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue (1)	$17,203	$22,580	$37,808	$42,105
Costs and expenses
Cost of revenue	12,447	14,543	25,845	28,575
Research and development	12,381	12,957	25,021	25,728
Selling, general and administrative (2)	14,179	11,973	26,442	23,575

Total costs and expenses	39,007	39,473	77,308	77,878

Loss from operations	(21,804)	(16,893)	(39,500)	(35,773)
Interest income	1,878	1,136	3,905	2,495
Interest expense	(48)	(9)	(76)	(18)
Other income (expense), net	(80)	2,968	(126)	7,537

Loss before income taxes	(20,054)	(12,798)	(35,797)	(25,759)
Provision for income taxes	2	4	9	11

Net loss	$(20,056)	$(12,802)	$(35,806)	$(25,770)

Net loss per share, basic and diluted	$(0.23)	$(0.24)	$(0.41)	$(0.50)

Weighted-average shares outstanding, basic and diluted	88,517,498	52,394,678	87,990,691	51,536,632

(1)	Includes related party revenue of $1.9 million and $2.4 million for the three and six months ended June 30, 2025, respectively.
(2)	Includes related party sales and marketing expenses of $0.9 million and $1.5 million for the three and six months ended June 30, 2025, respectively.

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Pharma tests and services (1)	$11,023	$13,197	$24,617	$23,009
Enterprise sales	2,315	7,958	4,780	15,930
Population sequencing	3,308	1,280	7,521	2,780
Clinical diagnostic	469	117	777	312
Other	88	28	113	74

Total revenue	$17,203	$22,580	$37,808	$42,105

(1)	Includes related party revenue of $1.9 million and $2.4 million for the three and six months ended June 30, 2025, respectively.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and par value data)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$53,374	$91,415
Short-term investments	119,858	93,594
Accounts receivable, net (1)	9,952	8,140
Inventory and other deferred costs	5,435	5,939
Prepaid expenses and other current assets	4,724	3,927

Total current assets	193,343	203,015
Property and equipment, net	45,812	48,274
Operating lease right-of-use assets	15,654	16,453
Other long-term assets	3,871	2,526

Total assets	$258,680	$270,268

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (2)	$9,926	$6,397
Accrued and other current liabilities (2)	20,172	21,629
Contract liabilities	1,625	3,100

Total current liabilities	31,723	31,126
Long-term operating lease liabilities	33,390	34,882
Other long-term liabilities (3)	2,738	1,303

Total liabilities	67,851	67,311

Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 88,649,766 and 85,171,146 shares issued and outstanding, respectively	9	9
Additional paid-in capital	776,596	752,961
Accumulated other comprehensive income (loss)	20	(23)
Accumulated deficit	(585,796)	(549,990)

Total stockholders’ equity	190,829	202,957

Total liabilities and stockholders’ equity	$258,680	$270,268

(1)	Includes related party accounts receivable of $1.9 million and $2.5 million as of June 30, 2025 and December 31, 2024, respectively.
(2)	Includes related party liabilities of $3.7 million and $1.7 million as of June 30, 2025 and December 31, 2024, respectively.
(3)	Includes related party liabilities of $1.1 million and $1.2 million as of June 30, 2025 and December 31, 2024, respectively.